Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.sanchezpp.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Sanchez Production Partners Acquires
Eagle Ford Shale Assets from Sanchez Energy Corp.;
Raises Preferred Equity and Refinances Credit Facility

HOUSTON--(BUSINESS WIRE)--March 31, 2015--Sanchez Production Partners LP (NYSE MKT: SPP) today announced that it has executed and closed an agreement with Sanchez Energy Corp. (NYSE: SN) (“Sanchez Energy”) to acquire wellbore interests in certain producing oil and natural gas wells in the Eagle Ford Shale for aggregate consideration of $85.0 million, subject to normal and customary closing adjustments (the “Eagle Ford Acquisition”).  The transaction has an effective date of January 1, 2015 and was financed by SPP with a combination of preferred equity raised in a private placement, common units, borrowings under an amended and restated credit facility, and available cash.

Key characteristics of the Eagle Ford Acquisition include:

•	Producing assets: 59 wellbores in the Palmetto Field in Gonzales County, Texas.
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Escalating working interest:  Average working interest of 18.2% in 2015 increases to 26.1% on January 1, 2016; 33.5% on January 1, 2017; 40.6% on January 1, 2018; and 47.5% on January 1, 2019 for the remaining life of the wellbores.

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Production:  As a result of the escalating working interest transaction structure, average production of approximately 1,000 BOE/D net to SPP’s interest is expected from the wellbores over the period 2015 through 2019, with production following declines characteristic of MLP assets thereafter.

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Reserves & Asset Mix:  Based on estimates using the forward strip as of January 9, 2015, reserves total approximately 5.2 MMBOE, all of which are proved developed producing, with production expected to be approximately 84% oil and liquids and 16% natural gas.

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Hedges:  Hedges covering approximately 95% of 2015 natural gas and crude production, 90% of 2016 natural gas and crude production, 85% of 2017 and 2018 natural gas and crude production, and 80% of 2019 natural gas and crude production were executed by Sanchez Energy in conjunction with the transaction and were novated to SPP at closing. The hedges are summarized in the table that follows:

	Balance
Product	2015*	2016	2017	2018	2019

Natural Gas Swaps
$/MMbtu	2.81	3.21	3.52	3.58	3.62
MMbtu	261,100	313,524	296,048	295,683	277,888

Crude Swaps
$/Bbl	56.85	62.60	64.80	65.40	65.65
Bbl	190,040	226,269	213,003	212,555	199,768

                * For the period March 1, 2015 through December 31, 2015.

Based on the above-referenced reserve report, the transaction is expected to increase the size of SPP’s total proved reserves by approximately 32%.  On a pro forma basis, SPP anticipates the transaction will increase its proved oil and liquids reserves from 10% of total proved reserves to 28% of total proved reserves and increase SPP’s proved reserves-to-production ratio from 9.8 years to 10.6 years.

 “Having completed the conversion from a limited liability company to a limited partnership earlier this month, we are very pleased to announce our first transaction that leverages the operational platform and service relationships of our sponsor, Sanchez Oil & Gas Corporation (“SOG”),” said Charles C. Ward, Chief Financial Officer of the general partner of SPP.  “The Eagle Ford Acquisition initiates our business development relationship with Sanchez Energy, a company that has a substantial inventory of producing assets with characteristics favorable to the MLP model.  The assets involved are central to SOG’s service relationships in the Eagle Ford Shale, which is attractive to SPP as we look to further align our asset base with our sponsor’s platform.  The transaction structure should allow SPP to achieve flat production over the first five years of the asset's production life cycle, which minimizes maintenance capital requirements and creates a framework for SPP's growth.  Importantly, we believe today's announcement sets the stage for other similar and potentially larger transactions in 2015 and beyond, which we believe will be key to recapitalizing SPP and resuming distributions to unitholders.”

Acquisition Financing

After closing adjustments of $1.4 million, consideration paid by SPP to close the Eagle Ford Acquisition consisted of $81.6 million cash and 1,052,632 common units issued to Sanchez Energy, which represents approximately 3.3% of SPP’s total common units outstanding after closing the transaction.  The common units were issued at SPP’s closing price on March 31, 2015, resulting in approximately $2.0 million in consideration paid to Sanchez Energy at closing.

Related to its funding of the cash portion of the Eagle Ford Acquisition, SPP issued 10,625,000 of newly created Class A Preferred Units in a private placement.  The Class A Preferred Units were issued for a cash purchase price of

$1.60 per unit, resulting in gross proceeds to SPP of $17.0 million.  SunTrust Robinson Humphrey acted as sole placement agent in connection with the private placement.

SPP also entered into an amended and restated, $500 million reserve-based credit facility with a syndicate of five lenders.  The credit facility has an initial borrowing base of $110.0 million, an increase of $40.0 million over SPP’s previous credit facility.  The borrowing base is subject to semi-annual redetermination, with the next redetermination scheduled to occur in the fourth quarter 2015.  As of March 31, 2015, SPP had $106.0 million in debt outstanding under the credit facility, which matures in March 2020.

Other Information

The Eagle Ford Acquisition and financing was reviewed and approved by the Conflicts Committee of the board of directors of the general partner of SPP.  Stifel provided a fairness opinion to the Conflicts Committee.

Additional information on the Eagle Ford Acquisition and financing can be found in SPP’s filings with the Securities Exchange Commission (www.sec.gov), which are also available on SPP’s website  (www.sanchezpp.com).

About the Company

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development and production of oil and natural gas properties and other integrated assets. The partnership’s proved reserves are currently located in the Cherokee Basin in Oklahoma and Kansas, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas, and along the Gulf Coast in Texas and Louisiana.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by the management of our general partner. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.